Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 25, 2019 (the “Effective Date”), by and between Livongo Health, Inc., a Delaware corporation (“Company”), and James Pursley, an individual resident in the State of Illinois (“Executive”) (each of the Company and Executive, a “Party” and, together, the “Parties”).

RECITALS

WHEREAS, the Company and Executive previously entered into an offer letter, dated March 17, 2014 (the “Offer Letter”), with an effective start date of April 14, 2014 (the “Original Effective Date”);

WHEREAS, the Parties desire to amend and restate the offer letter on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.    Employment.

The Executive’s employment shall continue under this Agreement, commencing on the Effective Date. Company hereby employs Executive, and Executive hereby agrees to be employed as Chief Commercial Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of Chief Commercial Officer or as shall be reasonably delegated or assigned to Executive by the Chief Executive Officer of Company from time to time. Executive shall report directly to the Chief Executive Officer. Executive shall devote a substantial portion of his business time to his responsibilities hereunder; provided that Executive shall be entitled to devote time to outside boards of directors, outside business activities, personal investments, civic and charitable activities, and personal education and development so long as such activities do not create a conflict with Executive’s employment hereunder or materially interfere with the performance of Executive’s duties. Executive will be based at the Company’s offices located in Chicago, Illinois.

2.    Effective Date and Term.

The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in Section 4.5 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. The period from the commencement of Executive’s employment by the Company on the

Original Effective Date until the time that the Executive’s employment relationship is terminated by either Executive or the Company is referred to herein as the “Employment Period”.

3.    Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1    Base Salary. After the Effective Date, during the Employment Period, Company shall pay to Executive an initial annual base salary at a rate of $270,000 per annum, subject to all required federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually during the Employment Period by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Compensation Committee”), as applicable, in its sole discretion, and may be adjusted from time to time based on Executive’s performance during the preceding year and such other factors as the Board or Compensation Committee may deem appropriate. Executive’s base salary, as such base salary may be adjusted, is hereinafter referred to as the “Base Salary.”

3.2    Performance Bonus. During the Employment Period, Executive shall be eligible to receive cash bonuses (each a “Performance Bonus”), based upon such terms and criteria determined by the Board or Compensation Committee, in its sole discretion. Executive’s target Performance Bonus for Fiscal Year 2019 shall be one hundred percent (100%) of his Base Salary (the “Target Performance Bonus”). No portion of the Performance Bonus is guaranteed; however, if awarded, the Performance Bonus shall be paid at the same time as similar bonuses are paid to other senior executives of Company. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company.

3.3    Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1    Participation in Benefit Plans. Executive shall be eligible to participate in the Company’s group health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its applicable group benefit plan coverage terms. In addition, Executive shall be eligible to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its senior executives generally, in accordance with the terms, including general eligibility criteria, therein.

3.3.2    Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company, in accordance with the terms, including general eligibility criteria, therein. Notwithstanding any terms to the contrary in this Agreement, Company reserves the right to amend, modify, suspend or terminate any benefit, perquisite, incentive or compensation plans and programs at any time from time to time, in its sole discretion.

3.3.3    Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation or the bylaws of Company (the “Bylaws”) and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive of Company.

3.4    Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses, as may be in effect from time to time.

3.5    Equity-Based Awards. Executive shall be eligible to participate in any applicable equity-based bonus, option or similar plan implemented by Company and generally available to its senior executive employees. The amount of any awards made thereunder shall be in the sole discretion of the Board, the Compensation Committee or such other applicable committee of the Board.

4.    Termination of the Services.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1    Termination upon Death or Disability of Executive.

4.1.1    Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.3 of the Agreement.

4.1.2    Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders him unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by Company in good faith. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2    Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1    the willful failure, disregard or refusal by Executive to perform his duties and obligations hereunder (other than any such failure resulting from the disability of Executive), which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company;

4.2.2    Executive’s conviction (or entry of a nolo contendere plea) of a crime or offense (i) constituting a felony or involving fraud or moral turpitude or (ii) involving the property of Company that results in a material loss to Company; provided that, in the event that Executive is arrested or indicted for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

4.2.3    any act of fraud or embezzlement with respect to Company or its business relations, or Executive’s violation of any law, which act or violation in the reasonable judgment of the Chief Executive Officer is materially and demonstrably injurious to the operations or financial condition of Company;

4.2.4    Executive’s material breach of any agreement with Company, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; or

4.2.5    Executive’s willful failure or refusal to follow the Chief Executive Officer’s reasonable and lawful instructions consistent with this Agreement, which, to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company;

provided, however, that no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

4.3    Termination without Cause; Termination by Executive without Good Reason. Executive may terminate his employment and the Employment Period at any time for any reason, provided that Company requests that Executive provide at least thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with Company and its subsidiaries and the Board (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder, and provided further that Executive agrees to execute any documents as may be requested by Company to reflect such resignations).

4.4    Termination by Executive for Good Reason.

4.4.1    Executive may terminate Executive’s employment and the Employment Period for Good Reason, in accordance with the process set forth below and in Section 4.4.2. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i)    a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) a material reduction in the Base Salary or Target Performance Bonus percentage without Executive’s written consent or (y) any failure to pay the Base Salary or earned and owed Performance Bonus (other than, in the case of clause (y), the inadvertent failure to timely pay immaterial amounts of the Base Salary or earned and owed Performance Bonus, which payment is immediately made by Company upon notice from Executive); or

(ii)    a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s authority, duties and responsibilities with Company set forth in this Agreement, including without limitation any requirement that Executive report to any person or entity other than the Chief Executive Officer; or

(iii)    Executive is required to relocate his principal place of business to a location that is more than fifty (50) miles from Company’s offices located in Chicago, Illinois.

4.4.2    Upon the occurrence of an event or condition constituting Good Reason, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5 below, provided that (i) Executive delivers written notice to Company no later than the close of business on the sixtieth (60th) day following the date of the first occurrence of the event or condition that would constitute Good Reason; (ii) during the period of thirty (30) days after receipt by Company of such written notice (the “Cure Period”) Company fails to cure such event or condition that would constitute Good Reason (and provided that if Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect); and (iii) Executive terminates employment as a result of a Good Reason no later than thirty (30) days after the lapse of the Cure Period.

4.5    Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1    Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause (and other than due to his death or disability), or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date or such earlier date as may be required by applicable law (or otherwise such other applicable date as may be specified in the agreement, plan or program governing the terms of such Accrued Amount). The term ‘Accrued Amounts’ means (A) any Base Salary amounts that have been accrued but have not yet been paid as of the Termination Date, (B) to the extent unpaid as of the Termination Date, the Performance Bonus with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs, provided that the amount of such payment will be calculated at a comparable percentage as other senior executives of Company if Executive’s Performance Bonus has not yet been declared when the Termination Date occurs and that, in such case, payment shall be made at the same time as performance bonuses are paid to other senior executives (but in no event later than the fifteenth (15th) day of third (3rd) month of the Fiscal Year immediately following the end of the Fiscal Year that the Performance Bonus is earned), and (C) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits (including vested rights in Company equity) payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with), as severance (the “Severance”), an amount equal to one-half (0.5) of Executive’s Base Salary, payable in six (6) equal monthly installments following the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof). For the avoidance of doubt, any Severance will be based on Executive’s Base Salary in effect as of the Termination Date, provided that in the case of a termination of Executive’s employment with Company by Executive for Good Reason in connection with a reduction in Base Salary under Section 4.4.1(i), such Base Salary as determined without taking into account any such reduction.

4.5.2    Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 7.14, be obligated to pay Executive the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date or such earlier date as may be required by applicable law (or otherwise such other applicable date as may be specified in the agreement, plan or program governing the terms of such Accrued Amount).

4.5.3    Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form no later than ten (10) days after the Termination Date or such earlier date as may be required by applicable law (or otherwise such other applicable date as may be specified in the agreement, plan or program governing the terms of such Accrued Amount).

4.6    Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, if any, Executive need not attend to any business on behalf of Company.

4.7    Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the Severance, Executive shall (i) execute and deliver to Company a separation agreement and general release of claims against Company and its affiliates in a form reasonably satisfactory to Company (the “Release”), which Release must become effective and irrevocable within sixty (60) days following the Termination Date (provided that Executive shall not be required to release any rights to severance payments and termination benefits under Section 4 of this Agreement, any vested rights to compensation or benefits which Executive may have as of the Termination Date or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive) and (ii) continue to comply with Executive’s obligations set forth in the Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement executed by Executive on March 18, 2016 (the “Restrictive Covenant Agreement”). If the Release does not become effective and irrevocable within the period set forth in this Section 4.7, Executive will forfeit any right to receive the Severance. Subject to Section 7.14, upon the Release timely becoming effective and irrevocable, any installments of the Severance that otherwise would have been paid on or before the date that the Release becomes effective and irrevocable will be paid within ten (10) days following the date that the Release becomes effective and irrevocable, and any remaining installments will be paid in accordance with its schedule as described in this Agreement. In the event Executive breaches any material provision of the Restrictive Covenant Agreement, all payments of Severance shall cease immediately and Executive shall forfeit his right to any future Severance payments. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive related to any future retention or incentive plan, or under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive.

5.    Proprietary Information, Inventions Assignment and Non-Solicitation Agreement.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive previously executed the Restrictive Covenant Agreement and shall continue to comply with the provisions thereof.

6.    No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7.    Miscellaneous.

7.1    Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2    No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party.

7.3    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.

7.4    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

7.5    No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:              Livongo Health, Inc.

    444 N. Michigan Avenue, Ste. 3400

    Chicago IL 60611

    Attention: Chief Executive Officer

To Executive:             At the address most

    recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered or (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.7    Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (ii) any successors of Company. Any such successor of Company will be deemed substituted for Company under the terms of this Agreement for all purposes. For this purpose,

“successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Company. This Agreement shall be personal to Executive for all purposes. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

7.8    Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties and supersedes in its entirety Executive’s Offer Letter, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and his obligations thereto other than Executive’s Restrictive Covenant Agreement (to the extent not modified by this Agreement), Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument that (i) explicitly states the intent of both parties hereto to supplement, amend or modify the terms herein and (ii) is signed by both parties hereto.

7.9    Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

7.9.1    Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.

7.9.2    Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 7.9.1 above, then, except for disputes relating to the Restrictive Covenant Agreement described in Section 5, any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement.

7.10    Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5, 6 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11    Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

7.13    Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.14    Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Internal Revenue of Code of 1986, as amended (the “Code”), and any regulations and formal guidance promulgated thereunder (“Section 409A”), to the extent the Agreement is subject thereto, or otherwise be exempt from Section 409A so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and the Agreement, including any ambiguities or ambiguous terms herein, shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. In no event shall Company or any of its parent or subsidiaries be subject to any claim, liability, or expense, and Company and any of its parent or subsidiaries shall not have any obligation to reimburse, indemnify, or hold harmless Executive for, or otherwise protect the Executive from his obligation to pay, any taxes, penalties, or fees imposed, or other costs incurred, as a result of Section 409A.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code that otherwise would be scheduled to be paid within the first six (6) months following Executive’s separation from service, instead shall be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent payments of Severance shall be paid in accordance with the scheduled payment dates specified herein. Notwithstanding the foregoing in this paragraph, in the event of Executive’s death following Executive’s separation from service but prior to the expiration of the six (6) month period following the separation from service, any payments of Severance delayed in accordance with the foregoing under this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death. In no case will the delay of any of such payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, to the extent necessary to comply with Section 409A, references to Executive’s “termination of employment” or Termination Date (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company within the meaning of Section 409A. All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

Subject to the delay in payment required under the second paragraph of this Section 7.14, if the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any Severance that is considered deferred compensation within the meaning of Section 409A that is contingent upon the Release and that otherwise would be paid (in accordance with Section 4.7) during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum on Company’s first regularly scheduled payroll date occurring in the second year.

7.15    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement will in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); (ii) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any party to this Agreement, or on the part of the agents or employees of any party to this Agreement, if Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; and/or (iii) disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment, as protected by applicable law. Executive understands that in connection with such Protected Activity under clause (i) of this Section, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Restrictive Covenant Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Restrictive Covenant Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.16    Limitation on Payments.

7.16.1    Reduction of Severance Benefits. If any payment or benefit that Executive would receive from Company or any of its parent or subsidiaries or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code with respect to the Company or any of its parent or subsidiaries, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed, indemnified, or held harmless by Company or any of its parent or subsidiaries for any of those payments of personal tax liability.

7.16.2    Determination of Excise Tax Liability. Unless Company and Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 7.16, which determinations will be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section 7.16, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 7.16. Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 7.16. Company will have no liability to Executive for the determinations of the Firm.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ James Pursley
James Pursley

LIVONGO HEALTH, INC.

By:	/s/ Zane Burke
Name:	Zane Burke